Exhibit 99

GE Announces Common Stock Offering

     FAIRFIELD, Conn.– March 8, 2004 – General Electric Company (NYSE: GE) today announced plans to offer approximately 118 million shares of its common stock to raise capital of approximately $3.8 billion at current market prices. The offering is being made from an existing shelf registration statement.

     The joint book-runners are: Morgan Stanley; Citigroup; Goldman, Sachs & Co.; and JPMorgan. A prospectus for the common stock offering may be obtained from Morgan Stanley Prospectus Department, 1585 Broadway, New York, New York 10036 (212) 761-4000; Citigroup, 388 Greenwich Street, New York, New York 10013; Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004; and JPMorgan Prospectus Department, 1 Chase Manhattan Plaza, New York, New York 10081 (212) 552-5164.

     GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide.

     Caution Concerning Forward-Looking Statements

     This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.

CONTACT: General Electric, Fairfield
David Frail, 203/373-3387 and 203/605-7909
david.frail@corporate.ge.com